Exhibit 3.5

CERTIFICATE OF AMENDMENT TO THE

RESTATED CERTIFICATE OF INCORPORATION OF

INTEGRATED DEVICE TECHNOLOGY, INC.

Integrated Device Technology, Inc., a Delaware corporation (the “Corporation”), hereby certifies as follows:

1. The name of the Corporation is Integrated Device Technology, Inc. and the date on which the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware was September 24, 1987.

2. This Certificate of Amendment has been duly adopted and approved by the Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the Delaware General Corporation Law (the “DGCL”).

3. This Certificate of Amendment has been duly adopted and approved by the stockholders of the Corporation, acting in accordance with the provisions of Sections 228 and 242 of the DGCL.

4. Section 7.1 of Article 7 of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“Section 7.1. Each director shall serve for a term ending on the date of the first annual meeting following the annual meeting at which such director was elected until his or her successor is duly elected and qualified. All directors shall be elected at each annual meeting of stockholders. If any such meeting is not held or the directors are not elected thereat, the directors may be elected at any special meeting of stockholders held for that purpose. No reduction of the authorized number of directors shall have the effect of removing any director before the director’s term of office expires or his prior death, resignation, or removal. In filling vacancies in the Board of Directors occurring otherwise than by expiration of a term of office, a successor shall be elected for the unexpired term. In the case of any vacancy in the Board of Directors, however created, including a newly created directorship, the vacancy or vacancies shall be filled by majority vote of the directors remaining. In the event one or more directors shall resign, effective at a future date, such vacancy or vacancies shall be filled as provided herein.”

****

5. All other provisions of the Restated Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, this Certificate of Amendment has been signed this 1st day of November, 2007.

INTEGRATED DEVICE TECHNOLOGY, INC.

By:	/s/ Gregory S. Lang
Gregory S. Lang
Chief Executive Officer